Exhibit 23.3

Fifth Avenue Place 600, 425 – 1 Street SW Calgary AB T2P 3L8 Canada Tel: 403-648-3200 Fax: 403-265-0862 www.deloitte.ca

March 29, 2012

Magnum Hunter Resources Corporation

777 Post Oak Blvd, Suite 650

Houston, TX 77056

Dear Sirs/Mesdames:

RE: Letter of consent

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statements on Form S-3 of Magnum Hunter Resources Corporation and any amendment thereof, and in the related prospectus, of information relating to our report setting forth the estimates of our Canadian and North Dakota oil and natural gas reserves and the present value of future net revenues therefrom as of December 31, 2011. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

Yours truly,

/s/ Robin G. Bertram
Robin G. Bertram, P. Eng.
Associate Partner
Deloitte & Touche LLP

Calgary, Alberta, Canada

/ct